NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT.
INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA.

NUMBER

SHARES

Hola
COMMUNICATIONS INC.

AUTHORIZED COMMON STOCK: 50,000,000 SHARES • PAR VALUE: $0.001

CUSIP NO. 43471P 10 4

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

Shares of **HOLA COMMUNICATIONS INC.** Common Stock

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

SECRETARY

HOLA COMMUNICATIONS INC.
CORPORATE
Seal
October 10, 2005
NEVADA

PRESIDENT

Nevada Agency and Trust Company

NOT VALIDUNLESSCOUNTERSIGNEDBYTRANSFERAGENT Nevada Agency and Trust Company Countersigned& Registered

50 West Uberty Street. Suite 880 . Reno Nevada 89501

AuthorizedSignature